Exhibit 99.1

SAIC Announces Financial Results for the Second Quarter of Fiscal Year 2017

Revenues: $1,095 million
Operating income: $70 million; Adjusted operating income: $73 million
Earnings before interest, taxes, depreciation and amortization (EBITDA) margin: 7.5%; Adjusted EBITDA margin: 7.8%
Diluted earnings per share:$0.81; Adjusted diluted earnings per share: $0.85
Cash flows provided by operating activities: $23 million
Repurchased 721K shares for $41 million
Book-to-bill ratio of approximately 1.2

MCLEAN, VA, September 8, 2016—Science Applications International Corporation (NYSE: SAIC), a leading technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets, today announced financial results for the second quarter ended August 5, 2016.

“SAIC delivered another quarter of solid financial performance along with a robust second quarter bookings of $1.3 billion resulting in a book-to-bill of 1.2,” said Tony Moraco, Chief Executive Officer of SAIC. “Our company continues to focus on strong program execution with a continuing commitment to our customers as well as executing our shareholder value creation strategy.”

Second Quarter Fiscal Year 2017: Summary Operating Results

	Three Months Ended				Six Months Ended
	August 5, 2016	Percent change		July 31, 2015	August 5, 2016	Percent change		July 31, 2015
	(in millions, except per share amounts)
Revenues	$1,095	0%		$1,099	$2,310	10%		$2,108
Operating income	70	35%		52	136	25%		109
Operating income as a percentage of revenues	6.4%	170	bps	4.7%	5.9%	70	bps	5.2%
Adjusted operating income(1)	73	14%		64	146	18%		124
Adjusted operating income as a percentage of revenues	6.7%	90	bps	5.8%	6.3%	40	bps	5.9%
EBITDA(1)	82	17%		70	163	23%		132
EBITDA as a percentage of revenues	7.5%	110	bps	6.4%	7.1%	80	bps	6.3%
Adjusted EBITDA(1)	85	4%		82	171	16%		147
Adjusted EBITDA as a percentage of revenues	7.8%	30	bps	7.5%	7.4%	40	bps	7.0%
Net income	37	68%		22	70	27%		55
Diluted earnings per share	$0.81	76%		$0.46	$1.52	32%		$1.15
Adjusted diluted earnings per share(1)	$0.85	29%		$0.66	$1.65	19%		$1.39
Cash flows provided by operating activities	$23	10%		$21	$58	16%		$50
Free cash flow(1)	$19	19%		$16	$50	14%		$44
(1)

Adjusted operating income, EBITDA, adjusted EBITDA, adjusted diluted earnings per share and free cash flow are non-GAAP financial measures. See Schedule 5 for reconciliation to the most directly comparable GAAP financial measures.

Revenues for the second quarter were $1,095 million compared to $1,099 million during the prior year quarter, which represents a decrease of $4 million. Newly awarded programs, including the Amphibious Combat Vehicle, Federal Aviation Administration Controller Training Contract and GSA Enterprise Operations programs, generated revenues of $64 million during the current quarter.  This increase was offset by decreased supply chain material volume as a result of a contract loss ($17 million), the expected decline in activity on the Assault Amphibious Vehicle (AAV) program as we near the completion of the prototyping phase ($13 million) and various other decreases across our contract portfolio due to programs that have ended or have experienced lower activity.

Operating income for the quarter was $70 million, or 6.4% of revenues, up from 4.7% for the prior year quarter. The increase was due primarily to lower acquisition and integration costs ($9 million), decreased amortization of acquired intangible assets ($5 million) and lower severance and employee-related expenses ($4 million).

Adjusted EBITDA (which excludes acquisition and integration costs) was $85 million for the quarter, or 7.8% of revenues, compared to 7.5% in the comparable prior year quarter. The increase was due to lower severance and other employee-related expenses.

Net income for the quarter increased $15 million from the comparable prior year period primarily due to increased operating income ($11 million, net of tax) and a lower effective tax rate ($4 million).

Diluted earnings per share was $0.81 for the quarter and adjusted diluted earnings per share (which excludes the estimated after-tax effects of $3 million of acquisition and integration costs) was $0.85. The weighted-average diluted shares outstanding during the quarter was 46.0 million shares.

Cash Generation and Capital Deployment

Total cash flows provided by operating activities for the quarter were $23 million, an increase of $2 million over the prior year operating cash flows of $21 million. Operating cash flows increased over the prior year quarter due to strong customer collections in the current period and a reduction of payments for acquisition and integration costs. These drivers were offset by an extra payroll payment in the current quarter.

During the quarter SAIC deployed $65 million of capital, consisting of $13 million in cash dividends, $11 million of scheduled debt repayments and $41 million in plan share repurchases (721 thousand shares) under SAIC’s previously announced share repurchase program.

New Business Awards

Net bookings for the quarter were approximately $1.3 billion, which reflects a book-to-bill ratio of approximately 1.2. SAIC’s estimated backlog of signed business orders at the end of the quarter was approximately $7.5 billion of which $2.0 billion was funded.

SAIC was awarded the following notable contracts during the quarter:

NASA – Enterprise Applications Service Technologies (EAST) 2: SAIC was awarded NASA’s EAST 2 contract to continue to provide services to operate, maintain, and enhance key business and mission-supporting platforms, applications, and infrastructure at the NASA Enterprise Applications Competency Center. EAST 2 is a cost-plus performance-fee contract spanning eight years with a potential value of $485 million if all options are exercised. The contract has a two-year base period of performance, one two-year option, and three one-year award term options. SAIC was initially awarded this contract in January and, following a protest decision, was re-awarded the work in June.

U.S. Air Force: SAIC was awarded a Strategic Plans and Policy Support Services task order by the Air Force and the General Services Administration Federal Systems Integration Management Center. Under the task order, SAIC will continue to provide technical, analytical, operational, and planning subject matter expertise to the Air Force Deputy Chief of Staff for Strategic Deterrence and Nuclear Integration and Air Force Major Commands. The single-award task order has a one year base period of performance, four one-year options, and a total contract value of more than $86 million if all options are exercised.

U.S. Army Aviation and Missile Command (AMCOM): SAIC was awarded multiple task orders and task order increases worth approximately $221 million to continue to provide professional and engineering support services to the Army Aviation and Missile Research Development and Engineering Center. These new task orders or increases to existing task orders were awarded under the AMCOM Expedited Professional and Engineering Support Services (EXPRESS) contract vehicle.

U.S. Defense Logistics Agency (DLA): SAIC was awarded multiple task orders valued at approximately $130 million by DLA. Awarded under current indefinite delivery, indefinite quantity contract vehicles, SAIC will continue to provide DLA with tailored logistics support and supply chain management services.

U.S. Intelligence Community: SAIC was awarded contracts and task orders valued at approximately $115 million, if all options are exercised, by U.S. national security and Intelligence Community customers. Although these customers and the specific nature of these contracts are classified, they all encompass strategic, end-to-end services that help bolster national security.

Notable Developments

During the quarter, SAIC launched Cloud Migration EdgeTM, a comprehensive, five-phase solution that securely and effectively migrates customers’ current IT applications and systems to a cloud environment. As a cloud services integrator, SAIC works with customers to analyze their requirements, develop the appropriate architecture, design the migration approach, and implement transition plans. SAIC also establishes a new operations and maintenance model to deliver cloud management and continuous service improvement. As part of SAIC’s total solution, Cloud Migration EdgeTM uses leading capabilities from across the cloud computing industry.

Conference Call Information

SAIC management will discuss operations and financial results in an earnings conference call beginning at 8 a.m. Eastern Time on September 8, 2016. A live audio broadcast of the conference call, along with a supplemental presentation, will be available to the public through links to the Investor Relations section of the SAIC website (http://investors.saic.com). Interested parties may listen to the conference call by dialing +1.888.286.2314 (toll-free U.S.) or +1.719.325.2106 (International/Local) and entering passcode 4817846.

About SAIC

SAIC is a premier technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets. SAIC is Redefining Ingenuity through its deep customer and domain knowledge to enable the delivery of systems engineering and integration offerings for large, complex projects. SAIC’s approximately 15,000 employees are driven by integrity and mission focus to serve customers in the U.S. federal government. Headquartered in McLean, Virginia, SAIC has annual revenues of approximately $4.3 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.

Contacts

Investor Relations: Paul Levi, +1.703.676.2283, paul.e.levi@saic.com

Media: Lauren Presti +1.703.676.8982, lauren.a.presti@saic.com

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: developments in the U.S. government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process or approval to raise the U.S. debt ceiling; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to retain key employees and customers of recently acquired Scitor Holdings, Inc. and its subsidiaries (collectively, Scitor); our ability to successfully integrate Scitor, including implementing IT and other control systems relating to Scitor’s operations; our ability to generate sufficient earnings to meet the required leverage ratio under our credit facilities, which if unsuccessful would give lenders the right to, among other things, foreclose on all of our assets; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed price and other contracts; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively deploy capital and make investments in our business; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com.

All information in this release is as of September 8, 2016. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Six Months Ended
	August 5, 2016	July 31, 2015	August 5, 2016	July 31, 2015
(in millions, except per share amounts)
Revenues	$1,095	$1,099	$2,310	$2,108
Cost of revenues	986	986	2,084	1,909
Selling, general and administrative expenses	36	49	80	75
Acquisition and integration costs	3	12	10	15
Operating income	70	52	136	109
Interest expense	12	13	26	17
Income before income taxes	58	39	110	92
Provision for income taxes	(21)	(17)	(40)	(37)
Net income	$37	$22	$70	$55
Weighted-average number of shares outstanding:
Basic	44.7	46.0	44.9	45.9
Diluted	46.0	47.6	46.2	47.6
Earnings per share:
Basic	$0.83	$0.48	$1.56	$1.20
Diluted	$0.81	$0.46	$1.52	$1.15
Cash dividends declared and paid per share	$0.31	$0.31	$0.62	$0.59

Schedule 2:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED BALANCE SHEETS

(Unaudited)

	August 5, 2016	January 29, 2016
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$115	$195
Receivables, net	655	635
Inventory, prepaid expenses and other current assets	144	122
Total current assets	914	952
Goodwill	863	860
Intangible assets, net	210	224
Property, plant and equipment, net	65	71
Other assets	15	15
Total assets	$2,067	$2,122

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$440	$447
Accrued payroll and employee benefits	180	184
Long-term debt, current portion	61	57
Total current liabilities	681	688
Long-term debt, net of current portion	984	1,013
Other long-term liabilities	39	41
Total equity	363	380
Total liabilities and equity	$2,067	$2,122

Schedule 3:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended		Six Months Ended
	August 5, 2016	July 31, 2015	August 5, 2016	July 31, 2015
	(in millions)
Cash flows from operating activities:
Net income	$37	$22	$70	$55
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12	19	28	24
Stock-based compensation expense	8	8	18	17
Excess tax benefits from stock-based compensation	(5)	(5)	(9)	(8)
Increase (decrease) resulting from changes in operating assets and liabilities net of the effect of the acquisition:
Receivables	41	(19)	(20)	(36)
Inventory, prepaid expenses and other current assets	(17)	(6)	(19)	(3)
Other assets	(1)	-	(1)	1
Accounts payable and accrued liabilities	(17)	(13)	(7)	(2)
Income taxes payable	(14)	(14)	2	-
Accrued payroll and employee benefits	(21)	30	(4)	1
Other long-term liabilities	-	(1)	-	1
Total cash flows provided by operating activities	23	21	58	50
Cash flows from investing activities:
Change in restricted cash	2	(17)	3	(17)
Expenditures for property, plant, and equipment	(4)	(5)	(8)	(6)
Cash paid for acquisition, net of cash acquired	-	(764)	-	(764)
Total cash flows used in investing activities	(2)	(786)	(5)	(787)
Cash flows from financing activities:
Dividend payments to stockholders	(13)	(15)	(27)	(28)
Principal payments on borrowings	(11)	(9)	(26)	(16)
Issuances of stock	1	1	2	2
Stock repurchased and retired or withheld for taxes on equity awards	(41)	(1)	(88)	(18)
Excess tax benefits from stock-based compensation	5	5	9	8
Disbursements for obligations assumed from Scitor acquisition	(1)	(2)	(3)	(2)
Proceeds from borrowings	-	670	-	670
Deferred financing costs	-	(16)	-	(17)
Total cash flows (used in) provided by financing activities	(60)	633	(133)	599
Total decrease in cash and cash equivalents	(39)	(132)	(80)	(138)
Cash and cash equivalents at beginning of period	154	295	195	301
Cash and cash equivalents at end of period	$115	$163	$115	$163

Schedule 4:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

BACKLOG

(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	August 5, 2016	May 6, 2016	January 29, 2016
	(in millions)
Funded backlog	$2,011	$2,096	$1,879
Negotiated unfunded backlog	5,460	5,139	5,319
Total backlog	$7,471	$7,235	$7,198

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months Ended	Six Months Ended
	August 5, 2016
Internal revenue growth	(in millions)
Prior year period's revenues, as reported	$1,099	$2,108
Prior year period's revenues performed by former Parent	(10)	(21)
Revenues of acquired business for the pre-acquisition prior year period	-	154
Prior year period's revenues, as adjusted	1,089	2,241
Current year revenues, as reported	1,095	2,310
Revenues performed by former Parent	(2)	(6)
Estimated impact of 53rd week	-	(88)
Current year period's revenues, as adjusted	1,093	2,216
Internal revenue growth (contraction)(1),(2)	$4	$(25)
Internal revenue growth (contraction) percentage	0.4%	(1.1%)

	Three Months Ended		Six Months Ended
	August 5, 2016	July 31, 2015	August 5, 2016	July 31, 2015
	(in millions)
Operating income	$70	$52	$136	$109
Operating income as a percentage of revenues	6.4%	4.7%	5.9%	5.2%
Acquisition and integration costs	3	12	10	15
Adjusted operating income(2)	$73	$64	$146	$124
Adjusted operating income as a percentage of revenues	6.7%	5.8%	6.3%	5.9%

Net income	$37	$22	$70	$55
Interest expense	12	13	26	17
Provision for income taxes	21	17	40	37
Depreciation and amortization	12	18	27	23
EBITDA(2)	82	70	163	132
EBITDA as a percentage of revenues	7.5%	6.4%	7.1%	6.3%
Acquisition and integration costs	3	12	10	15
Depreciation included in acquisition and integration costs	-	-	(2)	-
Adjusted EBITDA(2)	$85	$82	$171	$147
Adjusted EBITDA as a percentage of revenues	7.8%	7.5%	7.4%	7.0%
(1)

Internal revenue growth, or internal revenue contraction if negative, is a non-GAAP financial measure that management believes provides an indicator of how successful SAIC has been in growing revenues as we develop our base business and access new markets and capabilities provided by acquisitions like Scitor. We calculate our internal revenue growth percentage by comparing our reported revenues for the current year to the reported revenues for the prior year comparable period adjusted to include any pre-acquisition historical revenues of acquired businesses. We have adjusted current and prior year revenue to exclude the impact of revenue performed by our former parent company, Leidos Holdings, Inc (“former Parent”) since revenues on pre-separation joint work are expected to decline over time. For fiscal 2017, we have also adjusted current year revenue to exclude the estimated impact of the additional week in order to facilitate comparison to the prior year period.  We estimate the revenue impact of the additional week by dividing the current year’s revenues for the first quarter by the number of days in the first quarter and multiplying that amount by the number of additional days in the first quarter. We believe that adjusting current year revenues to reflect the impact of the additional week improves comparability between the periods since differences in the number of days generally have a direct impact on the amount of revenues earned during the respective periods.

(2)

Internal revenue growth, adjusted operating income, EBITDA and adjusted EBITDA are non-GAAP financial measures that are reconciled in this schedule to the most directly comparable GAAP financial measures. These non-GAAP financial measures provide investors with greater visibility into the financial performance of our Company (including revenues, operating income and net income) but they are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with SAIC's consolidated and combined financial statements prepared in accordance with GAAP. The methods used to calculate these non-GAAP financial measures may differ from the methods used by other companies and so similarly titled non-GAAP financial measures presented by other companies may not be comparable to those provided in this schedule.

Schedule 5 (continued):

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

	Three Months Ended		Six Months Ended
	August 5, 2016	July 31, 2015	August 5, 2016	July 31, 2015
	(in millions, except per share amounts)
Diluted earnings per share	$0.81	$0.46	$1.52	$1.15
Acquisition and integration costs, net of tax benefit, divided by diluted weighted-average number of shares outstanding	$0.04	$0.20	0.13	0.24
Adjusted diluted earnings per share(1),(2)	$0.85	$0.66	$1.65	$1.39

Cash flows provided by operating activities	$23	$21	$58	$50
Expenditures for property, plant, and equipment	(4)	(5)	(8)	(6)
Free cash flow(1)	$19	$16	$50	$44

(1)

Adjusted diluted earnings per share and free cash flow are non-GAAP financial measures that are reconciled in this schedule to the most directly comparable GAAP financial measures. These non-GAAP financial measures provide investors with greater visibility into diluted earnings per share and cash flows provided by operating activities, but they are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with SAIC's consolidated and combined financial statements prepared in accordance with GAAP. The methods used to calculate these non-GAAP financial measures may differ from the methods used by other companies and so similarly titled non-GAAP financial measures presented by other companies may not be comparable to those provided in this schedule.

(2)

Adjusted diluted earnings per share is calculated excluding acquisition and integration costs of $3 million and $10 million for the three and six months ended August 5, 2016, and $12 million and $15 million for the three and six months ended July 31, 2015, and uses SAIC’s effective income tax rates for each period reported without the negative effect of the non-deductible acquisition costs that are included in reported net income.